EXHIBIT 3.1

Execution Version

PINEAPPLE ENERGY INC.

CERTIFICATE OF DESIGNATION

OF

SERIES B PREFERRED STOCK

Pursuant to Sections 302A.133 and 302A.401 of the
Minnesota Business Corporation Act

THE UNDERSIGNED DOES HEREBY CERTIFY, on behalf of Pineapple Energy Inc., a Minnesota corporation (the “Corporation”), that the following resolution was duly adopted by the board of directors of the Corporation (the “Board of Directors”), in accordance with the provisions of Sections 302A.133 and 302A.401 of the Minnesota Business Corporation Act (the “MBCA”), via written consent on May 13, 2024, which resolution provides for the creation of a series of the Corporation’s Preferred Stock, par value $1.00 per share, which is designated as “Series B Preferred Stock,” with the rights, preferences, privileges and restrictions set forth therein.

WHEREAS, the Fourth Amended and Restated Articles of Incorporation of the Corporation (as amended, the “Articles of Incorporation”), provides for a class of capital stock of the Corporation known as preferred stock, consisting of 3,000,000 shares, par value $1.00 per share (the “Preferred Stock”), issuable from time to time in one or more series, and further provides that the Board of Directors is expressly authorized to fix the voting rights, if any, designations, powers, preferences and the relative, participation, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, of any unissued series of Preferred Stock, to fix the number of shares constituting such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding).

NOW, THEREFORE, BE IT RESOLVED, that, pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation, (i) a series of Preferred Stock be, and hereby is, authorized by the Board of Directors, (ii) the Board of Directors hereby authorizes the issuance of one share of Series B Preferred Stock and (iii) the Board of Directors hereby fixes the voting rights, designations, powers, preferences, qualifications, limitations and restrictions thereof, in addition to any provisions set forth in the Articles of Incorporation that are applicable to all series of the Preferred Stock, as follows:

TERMS OF PREFERRED STOCK

1. Designation, Amount and Par Value. The series of Preferred Stock created hereby shall be designated as the Series B Preferred Stock (the “Series B Preferred Stock”), and the number of shares so designated shall be one. The share of Series B Preferred Stock shall have a par value of $1.00 per share and will be uncertificated and represented in book-entry form.

2. Dividends. The holder of Series B Preferred Stock, as such, shall not be entitled to receive dividends of any kind.

3. Voting Rights. Except as otherwise provided by the Articles of Incorporation or required by law, the holder of the share of Series B Preferred Stock shall have the following voting rights:

3.1. Except as otherwise provided herein, the outstanding share of Series B Preferred Stock shall have five billion (5,000,000,000) votes. The outstanding share of Series B Preferred Stock shall vote together with the outstanding shares of common stock, par value $0.05 per share (the “Common Stock”), of the Corporation as a single class exclusively on the following matters properly presented at a meeting of the shareholders of the Corporation: (i) the Reverse Stock Split (as defined below), (ii) the Authorized Shares Increase (as defined below), and (iii) the election of directors of the Corporation (the “Director Election”). The Series B Preferred Stock shall not be entitled to vote on any other matters, nor be counted for purposes of quorum, except to the extent required under the MBCA. As used herein, the term “Reverse Stock Split” means any proposal to adopt an amendment to the Articles of

Incorporation, or any other proposal to otherwise approve or ratify, to reclassify the outstanding shares of Common Stock into a smaller number of shares of Common Stock at a ratio specified in or determined in accordance with the terms of such amendment or proposal. As used herein, the term “Authorized Shares Increase” means any proposal to adopt an amendment to the Articles of Incorporation, or any other proposal to otherwise approve or ratify, to increase the authorized number of shares of Common Stock, either by increasing the total number of authorized shares or by effecting a reverse stock split without a corresponding decrease in the number of authorized shares. The Reverse Stock Split and the Authorized Shares Increase are collectively referred to herein as the “Super-Voting Proposals.” For the avoidance of doubt, the Super-Voting Proposals may, but need not, be combined in a single proposal.

3.2. The share of Series B Preferred Stock shall be voted, without action by the holder, on the Super-Voting Proposals in the same proportion as shares of Common Stock are voted (excluding any shares of Common Stock that are not voted) on the Super-Voting Proposals (and, for purposes of clarity, such voting rights shall not apply on any other resolution presented to the shareholders of the Corporation).

3.3. Solely with respect to the Director Election, the share of Series B Preferred Stock shall be entitled to one vote and vote pari passu with the holders of the Common Stock (and, for purposes of clarity, the share of Series B Preferred Stock shall be entitled to five billion (5,000,000,000) votes solely in connection with the Super-Voting Proposals).

4. Rank; Liquidation and Other. The Series B Preferred Stock shall have no rights as to any distribution of assets of the Corporation for any reason, including upon a liquidation, bankruptcy, reorganization, merger, acquisition, sale, redemption, dissolution, or winding up of the Corporation, whether voluntarily or involuntarily.

5. Transfer. The Series B Preferred Stock may not be Transferred at any time prior to shareholder approval of the Super-Voting Proposals without the prior written consent of the Board of Directors. “Transferred” means, directly or indirectly, whether by merger, consolidation, share exchange, division, or otherwise, the sale, transfer, gift, pledge, encumbrance, assignment, or other disposition of the share of Series B Preferred Stock (or any right, title or interest thereto or therein) or any agreement, arrangement, or understanding (whether or not in writing) to take any of the foregoing actions.

6. Cancellation.

6.1. The outstanding share of Series B Preferred Stock shall be cancelled, in whole, but not in part, at any time (i) if such cancellation is ordered by the Board of Directors in its sole discretion, automatically and effective on such time and date specified by the Board of Directors in its sole discretion, or (ii) automatically upon the approval by the Company’s shareholders of the Super-Voting Proposals at any meeting of shareholders or any adjournment thereof (any such cancellation pursuant to this Section 6.1, the “Cancellation”). As used herein, the “Cancellation Time” shall mean the effective time of the Cancellation.

6.2. The share of Series B Preferred Stock cancelled in the Cancellation pursuant to this Section 6 shall be cancelled for no consideration.

6.3. From and after the time at which the share of Series B Preferred Stock is called for Cancellation (whether automatically or otherwise) in accordance with Section 6.1 hereof, such share of Series B Preferred Stock shall cease to be outstanding, and the former holder shall not be entitled to any right of redemption or similar rights. The share of Series B Preferred Stock cancelled by the Corporation pursuant to this Certificate of Designation shall be automatically retired and restored to the status of an authorized but unissued share of Preferred Stock, upon such Cancellation. Notice of a meeting of the Corporation’s shareholders for the submission to such shareholders of any proposal(s) to approve the Super-Voting Proposals shall constitute notice of the Cancellation of shares of Series B Preferred Stock and result in the automatic Cancellation of the share of Series B Preferred Stock at the Cancellation Time pursuant to Section 6.1 hereof.

7. Severability. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.

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IN WITNESS WHEREOF, Pineapple Energy Inc. has caused this Certificate of Designation of Series B Preferred Stock to be duly executed by the undersigned duly authorized officer as of this 13th day of May, 2024.

PINEAPPLE ENERGY INC.

By:	/s/ Kyle J. Udseth
Kyle J. Udseth
Chief Executive Officer